EXHIBIT 12.1

                         CIT GROUP INC. AND SUBSIDIARIES
               COMPUTATION OF RATIOS OF EARNINGS TO FIXED CHARGES
                                ($ in millions)

                                                              Nine Months Ended
                                                                 September 30,
                                                             -------------------
                                                               2005       2004
                                                             --------   --------
                                                            (Restated)
Net income ...............................................   $  688.1   $  549.8
Provision for income taxes ...............................      357.3      351.6
                                                             --------   --------
Earnings before provision for income taxes ...............    1,045.4      901.4
                                                             --------   --------
Fixed charges:
   Interest and debt expenses on indebtedness ............    1,341.4      900.3
   Minority interest in subsidiary trust holding
      solely debentures of the company, before tax .......       13.3       13.1
   Interest factor-one-third of rentals on real and
      personal properties ................................       11.1       10.1
                                                             --------   --------
Total fixed charges ......................................    1,365.8      923.5
                                                             --------   --------
   Total earnings before provision for income taxes and
      fixed charges ......................................   $2,411.2   $1,824.9
                                                             ========   ========
Ratios of earnings to fixed charges ......................      1.77x      1.98x